Joint Filer Information

NAME: ARROWGRASS CAPITAL SERVICES (US) INC.

ADDRESS:  245 Park Avenue, 39th Floor
          New York, New York 10167

DESIGNATED FILER: Arrowgrass Capital Partners (US) LP

ISSUER AND TICKER SYMBOL: Overture Acquisition Corp. (NLX)

DATE OF EVENT REQUIRING STATEMENT: January 25, 2010

SIGNATURE:



     By: /s/ Sean Flynn
         --------------
      Name:  Sean Flynn
      Title:  Director